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                                                                    EXHIBIT 10.1

                              SUBLICENSE AGREEMENT

      This Sublicense Agreement (the "Agreement") is entered into and made effective this 1st day of April, 2004, (the "EFFECTIVE DATE") between Matritech, Inc., a Massachusetts corporation, whose principal place of business is at 330 Nevada St., Newton, MA 02460 (hereinafter referred to as "MATRITECH") and Abbott Laboratories, an Illinois corporation, whose principal place of business is at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (hereinafter referred to as "ABBOTT").

      For and in consideration of the mutual promises and covenants set forth below, MATRITECH and ABBOTT agree as follows:

      1.0 DEFINITIONS.

      1.1 "AFFILIATE" shall mean any corporation or other business entity controlled by, controlling or under common control with the recited entity. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than fifty percent (50%) interest in the income of such corporation or other business entity and the ability to direct the conduct of its business affairs on a regular basis.

      1.2 "PROFESSIONAL FIELD" shall mean the human field for the professional market only. For clarification purposes, the PROFESSIONAL FIELD shall exclude any PRODUCT sold into the OTC Field.

      1.3 "OTC FIELD" shall mean the human field for the over-the-counter/consumer market, which includes any PRODUCT labeled for sale or marketed to a final purchaser of a PRODUCT who purchases the PRODUCT for the purpose of diagnosis of themselves or their family and friends.

      1.4 "FIELD" shall mean the PROFESSIONAL FIELD and the OTC FIELD (i.e., any uses in the human field).

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      1.5 "LICENSED PATENT(S)" shall mean United States Patent Nos. 5,073,484,
5,654,162 and 6,020,147; any patents resulting from a reexamination or reissue from any of the foregoing patents; and any patents, whether issued in the United States or any other country, which result from an application, whether a continuation, continuation-in-part, division, foreign equivalent or any other type, claiming priority from US Application Serial Nos. 356,459; 467,229; 609,794; 891,932; 574,607; and/or 891,864 to Swanson, et al and/or Guire, et al.
A complete list of LICENSED PATENTS is set forth in Appendix A.

      1.6 "PRODUCT(S)" shall mean any product, device, instrument, kit, or component thereof, the making, using, importing, or selling of which would, in the absence of the sublicense granted hereunder, infringe, contribute to the infringement of, or induce the infringement of any VALID CLAIM of a LICENSED PATENT.

      1.7 (a) "NET SALES" shall, unless otherwise specified in this Section 1.7, equal the amount charged for the PRODUCT by MATRITECH or its AFFILIATES to a non-affiliated third party (such as a distributor or physician), less, to the extent they are applicable to the sale of the PRODUCT, an amount equal to: (i) cash discounts allowed and taken by the non-affiliated third party in connection with the sale of the PRODUCT, (ii) amounts for transportation or shipping included in the amount charged to the non-affiliated third party purchasers,
(iii) amounts repaid, credited or rebated by MATRITECH or one of its AFFILIATES to the non-affiliated third party by reason of a rejection or return of the PRODUCT, (iv) taxes and duties included in the amount charged to the non-affiliated third party, and (v) bad debt which shall not exceed [**] percent ([**]%) percent of gross sales. (The foregoing are hereinafter collectively referred to as the "Deductions").

          (b) When a PRODUCT is sold by MATRITECH or one of its AFFILIATES to a purchaser with which the seller does not deal at arms length, the NET SALES for that PRODUCT shall equal an average of the NET SALES, as calculated by

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MATRITECH using Section 1.7(a) above, for similar PRODUCTS sold, within the same calendar quarter as the PRODUCT, to unaffiliated purchasers in arms length transactions who are in the same geographic market and class of purchasers as the non-arms length purchaser.

            (c) When a PRODUCT is not sold, and is not a free replacement or sample, but is OTHERWISE DISPOSED OF (as defined in Section 1.8 below), the NET SALES of that PRODUCT shall equal an average of the NET SALES, as calculated by MATRITECH using Section 1.7(a) above, for similar PRODUCTS sold, within the same calendar quarter as the PRODUCT that is OTHERWISE DISPOSED OF, to unaffiliated purchasers in arms length transactions who are in the same geographic market in which the PRODUCT was OTHERWISE DISPOSED and the same class of purchasers to whom the PRODUCT was OTHERWISE DISPOSED.

            (d) When packaged with other products or assays which have commercial utility other than in combination with the PRODUCT (a "Packaged Product"), and the PRODUCT is not separately priced, the NET SALES of that PRODUCT shall equal an amount calculated by multiplying the amount charged by MATRITECH or one of its AFFILIATES for the sale of the Packaged Product less the applicable Deductions times a fraction, the numerator of which shall be the average of the NET SALES, as calculated by MATRITECH using Section 1.5(a) above, for similar PRODUCTS sold, without such other products or assays, within the same calendar quarter as the sale of the Packaged Product, to unaffiliated third parties located in the same geographic market in which the Packaged Product was sold, and the denominator of which shall be the sum of the average of the amounts charged for the PRODUCTS and of the other products included in the Packaged Product sold separately, within the same calendar quarter as the sale of the Packaged Product, to unaffiliated third parties located in the same geographic market in which the Packaged Product was sold less the applicable Deductions. In the event that there is no established NET SALES for the

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PRODUCT when sold without such other products or assays then the fraction shall be a number whose numerator shall be the average of the fully burdened costs, as established by the cost accounting records of MATRITECH, to manufacture all non-packaged PRODUCTS, similar to the PRODUCT that was included in the Packaged Product, that were manufactured in the same calendar quarter in which the Packaged Product was sold and whose denominator shall be the average of the fully burdened costs to manufacture all products included in the Packaged Products similar to the Packaged Product that were manufactured in the same calendar quarter in which the Packaged Product was sold.

            (e) In the event that a PRODUCT is incorporated into a total package in which said PRODUCT contributes only a small proportion of the value of the total package, but the adjustment set forth hereinabove in Section 1.7(d) is impractical, the parties shall negotiate in good faith to establish an equitable adjustment to the NET SALES for such PRODUCT to fairly reflect the proportion of the value of the total package contributed by the PRODUCT. However, in no case will the value be attributed to the PRODUCT which exceeds that obtained by using a factor, the numerator of which shall be the number of results obtained from the PRODUCT and the denominator of which shall be the total number of results provided by the total package.

      1.8   "OTHERWISE DISPOSED OF" shall mean and include:

            (a) the delivery of any amount of PRODUCT, other than free replacements or reasonable quantities of free samples that are standard in the industry, or PRODUCTS consumed or used to satisfy regulatory requirements that are standard in the industry, by MATRITECH to others in any transaction other than a sale, regardless of the basis of consideration, if any; or

            (b) the placing into use of any PRODUCT by MATRITECH for any purpose, other than its internal routine testing and product development, provided that the scrapping or destruction of any PRODUCT shall not fall within the definition of

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"OTHERWISE DISPOSED OF" and no value in respect thereof shall be included in calculating the NET SALES of the PRODUCT. A PRODUCT shall be considered OTHERWISE DISPOSED OF when used or shipped by, or on behalf of, MATRITECH.

      1.9 "CALENDAR QUARTER" shall mean any period of three consecutive calendar months beginning January 1, April 1, July 1 and October 1 occurring during the term of this Agreement.

      1.10 "TERRITORY A" shall mean all the countries of the world, excluding the United States.

      1.11 "TERRITORY B" shall mean the United States.

      1.12 "VALID CLAIM" shall mean, with respect to a particular country, a claim of an issued patent that (a) has not lapsed or become abandoned, disclaimed, denied, revoked, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, and (b) has not been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency for which there is no further right of appeal or for which the right of appeal is waived.

      2.0 LICENSE GRANT AND RELEASE.

      2.1 Subject to the terms and conditions herein, ABBOTT hereby grants to MATRITECH and its AFFILIATES, who accept the same, a limited non-exclusive, personal and non-transferable (except as set forth herein), right and sublicense under the LICENSED PATENTS, to make, have made for their own use and sale, use, offer to sell, sell, have sold and import PRODUCTS within the FIELD and within TERRITORY A and TERRITORY B, and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCTS, and to extend to their customers purchasing PRODUCTS the right to use and sell the PRODUCTS purchased and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCT in the FIELD and within TERRITORY A and TERRITORY B. For purposes of clarification,

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MATRITECH'S agents, custom manufacturers, distributors and sub-contractors will be covered by this license for MATRITECH'S PRODUCTS.

      2.2 ABBOTT further hereby releases MATRITECH and its AFFILIATES, and its and their officers and employees, agents, custom manufacturers, distributors, subcontractors, and customers from any liability for any infringement of the LICENSED PATENTS related to MATRITECH PRODUCTS arising from activities which occurred prior to the EFFECTIVE DATE.

      2.3 No license is hereby granted to MATRITECH by implication, estoppel, or otherwise under any patent or application thereof other than under the LICENSED PATENTS.

      3.0 TERM.

      3.1 This Agreement shall become effective as of the EFFECTIVE DATE hereof and shall continue in effect until the last to expire of the LICENSED PATENTS unless earlier terminated pursuant to Article 7.0.

      4.0 PAYMENTS AND REPORTING.

      4.1 In consideration for the sublicense and release granted hereunder, MATRITECH shall pay or cause to be paid to ABBOTT:

          (a) A non-refundable fee of [**] shall be paid as follows: [**] due on or before August 20, 2004, and [**} due on or before December 31, 2004, and [**] due on or before December 31, 2005; and

          (b) A royalty for PRODUCTS sold in the PROFESSIONAL FIELD at the following rates: [**] percent ([**]) of the NET SALES of each PRODUCT sold or OTHERWISE DISPOSED OF on or subsequent to the EFFECTIVE DATE in the PROFESSIONAL FIELD in TERRITORY B, and [**] percent ([**]) for the first [**] million dollars ($[**],000,000.00) of the Net Sales of PRODUCTS per year made in TERRITORY B but sold or OTHERWISE DISPOSED OF on or subsequent to the EFFECTIVE DATE in the PROFESSIONAL FIELD in TERRITORY A, and [**] percent

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([**]) for Net Sales over [**] million dollars ($[**],000,000.00) of PRODUCTS per year made in TERRITORY B but sold or OTHERWISE DISPOSED OF on or subsequent to the EFFECTIVE DATE in the PROFESSIONAL FIELD in TERRITORY A. For clarification purposes, the [**] million dollar threshold for determining certain royalty rates shall be calculated on an annual basis (from April 1 each year through March 31 of the next succeeding year), and shall not reflect cumulative sales from prior periods.

            (c) A royalty for PRODUCTS sold in the OTC FIELD at the same rates set forth in Section 4.1(b) hereof, but NET SALES of PRODUCTS in the OTC FIELD shall be multiplied by [**] before applying the royalty rates.

      4.2 It is expressly understood that more than one (1) LICENSED PATENT may issue in a country. However, in no event shall the total royalty for any PRODUCT made, used, or sold after the EFFECTIVE DATE exceed the amounts stated in
Section 4.1(b) hereinabove, regardless of where such PRODUCT is made, used, or sold. For clarification purposes, PRODUCTS are defined on a country-by-country basis and no royalty shall be payable for any Matritech product which is not a PRODUCT.

      4.3 MATRITECH's obligation to pay royalties under Section 4.1 on PRODUCTS shall only extend to PRODUCTS whose manufacture, sales or use at the time of the manufacture or sale is covered by a VALID CLAIM of a LICENSED PATENT in the country in which such PRODUCT is being manufactured, sold or used.

            Upon the request of MATRITECH ABBOTT shall promptly inform MATRITECH when any claim of a LICENSED PATENT expires, lapses, becomes subject to a final decision of invalidity or unenforceability, or if any U.S. Patent or patent application covered by this Agreement becomes involved in an interference proceeding.

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      4.4 No royalty shall accrue or become due more than once for a PRODUCT.

      4.5 For all sales and royalty-bearing transfers and uses occurring on or subsequent to the EFFECTIVE DATE, MATRITECH shall provide written reports to ABBOTT within sixty (60) days after the end of each CALENDAR QUARTER, stating in each report for each different type of PRODUCT sold, OTHERWISE DISPOSED OF or given away as free samples or replacements during such CALENDAR QUARTER: (i) the number of PRODUCTS sold, (ii) the number of PRODUCTS OTHERWISE DISPOSED OF,
(iii) the number of PRODUCTS given away as free samples or replacements, (iv) the trade name or marketed name of the PRODUCT, and (v) the total of the NET SALES of PRODUCT sold.

      4.6 (a) Concurrently with the making of each report MATRITECH shall pay to ABBOTT all royalties due, in the amount specified in Section 4.1(b), on the PRODUCTS included in the report.

          (b) Any late payment shall bear interest at the rate of one percent (1%) per month.

      4.7 All payments shall be made hereunder in United States Dollars; provided, however, that if the proceeds of the sales upon which such royalty payments are based are received by MATRITECH in a foreign currency or other form that is not convertible or exportable in United States Dollars, MATRITECH shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in ABBOTT's name in a bank designated by ABBOTT in such country. Royalties in United States Dollars shall be computed by converting the royalty in the currency of the country in which the sales were made in accordance with the procedures ordinarily used by MATRITECH in converting foreign currency sales in its normal business operations, which procedures shall be in accordance with generally accepted accounting principles.

      4.8 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to

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ABBOTT under this agreement, MATRITECH shall have the right to pay such taxes to the local tax authorities on behalf of ABBOTT and the payment to ABBOTT of the net amount due, after reduction by the amount of such taxes, shall fully satisfy MATRITECH's royalty obligations under this Agreement, provided that appropriate documentation of such tax payment, including evidence of payment and receipt or any other appropriate documentation, is provided to ABBOTT.

      4.9 All payments made hereunder shall be made to ABBOTT at the address set forth in Article 6.0 of this Agreement or at such changed address as ABBOTT shall specify by written notice.

      4.10 MATRITECH shall keep records sufficient in accordance with generally accepted accounting principles to permit verification of the reports and payments made to ABBOTT hereunder regarding all PRODUCT sold or OTHERWISE DISPOSED OF. Records relating to the NET SALES of a PRODUCT sold in any CALENDAR QUARTER after the EFFECTIVE DATE shall be available for inspection for two (2) years after the close of that CALENDAR QUARTER. At ABBOTT's expense and request and upon reasonable notice, MATRITECH shall permit such records to be examined by independent public accountants designated by ABBOTT and reasonably acceptable to MATRITECH. Such accountants shall report only the amount by which royalties have been overpaid or underpaid and shall make such report simultaneously to MATRITECH and ABBOTT. All information acquired in the course of such audits and inspections, except the amount of royalties due ABBOTT, shall be deemed confidential information of MATRITECH and shall not be disclosed to ABBOTT, and the accountants shall execute a written undertaking with respect to such confidentiality prior to the commencement of any inspection. Such examination shall take place not more than once each year.

      4.11 In the event that an examination by ABBOTT of MATRITECH's records reveals an underpayment to ABBOTT, MATRITECH shall pay ABBOTT the deficiency

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within sixty (60) days of receiving the report of said accountants. If such underpayment is at least [**] percent ([**]%), MATRITECH shall pay ABBOTT interest on that underpayment at a rate of one percent (1%) per month from the date the underpayment occurred. In the event that an examination by ABBOTT of MATRITECH's records reveals an overpayment to ABBOTT, ABBOTT shall pay MATRITECH the surplus within sixty (60) days of receiving the report of said accountants. In the event that such underpayment amounts to [**] percent ([**]%) or more of the total amount payable for the period examined, MATRITECH shall also reimburse ABBOTT for the reasonable out-of-pocket expenses of said independent public accountants that are directly associated with such examination.

      5.0 TRANSFERABILITY OF RIGHTS AND OBLIGATIONS.

      5.1 This Agreement and the sublicense granted under it are personal in nature and may not be assigned or sold, wholly or in part, by MATRITECH without the express written consent of ABBOTT except that MATRITECH may assign its rights and obligations hereunder in connection with any merger, reorganization, or consolidation with or into another entity, or any sale or transfer of any of its assets or business or to any other person or entity in the event of a Change of Control as that term is defined in Section 7.5 of this Agreement, with the prior written consent of ABBOTT.

            Notwithstanding the foregoing, MATRITECH shall have the right to transfer its rights granted hereunder without the need for prior written consent from ABBOTT to any of its current shareholders or a private equity fund or an institutional investment fund or other such investor or investor group which may purchase an equity ownership position in MATRITECH, even if such purchase constitutes a Change in Control as defined in Section 7.5. Such transfer of rights by MATRITECH to current shareholders or a private equity fund or an institutional investment fund or other such investor or investor group shall be at no cost to MATRITECH and ABBOTT's consent shall not be required. MATRITECH shall also have the right, at no cost to MATRITECH

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and ABBOTT's consent shall not be required, to assign its rights and obligations hereunder in connection with (a) any merger, reorganization or consolidation with or into another entity which is not an EXCLUDED COMPANY as defined herein or (b) any sale or transfer of any of its assets or business or to any entity which is not an EXCLUDED COMPANY as defined herein. In the event of MATRITECH's assignment to a non-EXCLUDED COMPANY, ABBOTT shall have the right to terminate this Agreement immediately after the effective time of the assignment, but such termination shall not be deemed to be for breach by MATRITECH or its assignee, and in the event of any such termination, the provisions of Article 14.0 shall apply.

            If MATRITECH desires to assign or sell this Agreement to an EXCLUDED COMPANY, as defined herein, in an event that requires ABBOTT's express written consent and ABBOTT denies such consent, MATRITECH may, in its sole discretion, purchase the right from ABBOTT to make such assignment or sale for the following sum: (i) in the event the assignment occurs within the first twelve (12) months after the EFFECTIVE DATE, [**]; (ii) in the event the assignment occurs within the second twelve (12) months after the EFFECTIVE DATE, [**]; (iii) in the event the assignment occurs more than twenty-four (24) months after the EFFECTIVE DATE, [**].

            For purposes of this Agreement, an EXCLUDED COMPANY is defined as a company without a license under the LICENSED PATENTS to make, have made, use, offer to sell, sell, have sold and import PRODUCTS in the FIELD in TERRITORY B.

      5.2 ABBOTT may freely assign this Agreement in whole or in part and any or all of the rights to LICENSED PATENTS.

      5.3 This Agreement and each and every one of the terms and conditions thereof, shall inure to the benefit of and be binding upon the permitted successors and assignees of both parties.

      6.0 NOTICE.

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      6.1 Any notice, payment, report, or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be mailed by certified mail or delivery by hand or overnight courier to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party or within five (5) business days, whichever is the earlier.

      6.2 Alternatively, any correspondence provided for in this Agreement shall be deemed sufficiently given by the party sending the correspondence when sent by facsimile to the party to whom the correspondence is addressed. A confirmation copy of the correspondence will be sent by Certified or Registered Mail. The date of the facsimile transmission will constitute the date of receipt of the correspondence if an acknowledgment of the receipt of the proper number of pages is obtained from the receiving instrument.

          All correspondence to ABBOTT shall be addressed as follows:

                ABBOTT LABORATORIES
                Director, Global Licensing
                Dept. 9RK, Bldg. AP6C
                100 Abbott Park Road
                Abbott Park, Illinois 60064-6094
                Fax No.: 847-937-6951

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         with a copy to:

                ABBOTT LABORATORIES
                Vice President, Domestic Legal
                Dept. 322, Bldg. AP6D
                100 Abbott Park Road
                Abbott Park, Illinois 60064-6049
                Fax No.: 847-938-1206

         All correspondence to MATRITECH shall be addressed as follows:

                MATRITECH
                330 Nevada St.
                Newton, MA 02460
                Attention: Pat Randall
                Fax No.: 617-928-0821

            Either party may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

      7.0 TERMINATION.

      7.1 ABBOTT shall have the right to terminate this Agreement if MATRITECH has materially defaulted in the performance of any of its royalty payment obligations herein contained, and such default has not been cured within thirty
(30) days after written notice from ABBOTT affirming its intention to terminate. For clarification purposes, a breach of any representation or warranty contained in Article 9.0 by MATRITECH shall be considered a material breach for the purposes of this Section 7.1.

      7.2 In the event that MATRITECH shall be adjudicated bankrupt, go into liquidation, receivership or trusteeship, make a composition with its creditors or enter into any similar proceeding of the same nature, then ABBOTT shall have the right without liability therefor to terminate this Agreement forthwith by notice in writing to MATRITECH.

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      7.3 MATRITECH and its AFFILIATES shall have the right to terminate its respective sublicense by giving thirty (30) days advance written notice. MATRITECH and its AFFILIATES shall be obligated for royalty payments under
Section 4.1 for any PRODUCT sold or OTHERWISE DISPOSED OF during such thirty
(30) day notice period and shall be obligated to complete the payments provided for in Section 4.1(a) but shall have no further obligations to ABBOTT, except for those outlined in Article 14.0.

      7.4 ABBOTT shall have the right to terminate this Agreement, on a country-by-country basis, if MATRITECH, after the Effective Date, institutes a suit, nullity action, opposition to grant, or other legal action seeking to invalidate the claims of a LICENSED PATENT in that country, or actively participates (other than by legal compulsion) in any of the foregoing. MATRITECH's payment obligations under Section 4.1(a) shall survive any termination of this Agreement by MATRITECH on or prior to December 31, 2005 and the cumulative total of any remaining installments shall become due within thirty (30) days of the effective date of such early termination.

      7.5 If there is a Change of Control (as defined herein) to any third party except an entity that has been an AFFILIATE of MATRITECH since the EFFECTIVE DATE, then MATRITECH shall promptly notify ABBOTT of such Change of Control, and such Change of Control will be considered to be an assignment of the license and shall be subject to the requirements for approval and other provisions set forth in Section 5.1. For purposes of this Agreement, "Change of Control" of MATRITECH shall occur upon the consummation of the sale or transfer in a single transaction of more than fifty percent (50%) of the voting stock in MATRITECH to a single acquiring entity, a single affiliated entity group, a single person, or a single affiliated group of persons.

      8.0 GOVERNING LAW.

      8.1 This Agreement shall be governed by, interpreted in accordance with and enforced under the laws of the State of Illinois, U.S.A. (regardless of its or any other

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jurisdiction's choice of law principles), or, as necessary, the laws of the
United States of America or the laws of the appropriate foreign country if the issue is the scope or validity of the patent rights granted by that country.

      9.0 REPRESENTATIONS WARRANTIES AND LIMITATIONS.

      9.1 Nothing in this Agreement shall be construed as:

            (a) A warranty or representation by ABBOTT as to the validity or enforceability of any LICENSED PATENTS; or

            (b) A warranty or representation by ABBOTT that anything made, used, sold or OTHERWISE DISPOSED OF under the sublicense granted in this Agreement, is or will be free from infringement of patents or other rights of third parties; or

            (c) A requirement that ABBOTT shall file any patent application or secure any patent; or

            (d) An obligation of either party to bring or prosecute actions or suits against third parties for infringement of any patents; or

            (e) Conferring a right to use in advertising, publicity, or the like any tradename, or trademark of MATRITECH or ABBOTT; or

            (f) Granting by implication, estoppel or otherwise any licenses or rights under any letters patents and applications for letters patents other than under the LICENSED PATENTS; or

            (g) An obligation by ABBOTT to furnish know-how or any other technical information not disclosed in the LICENSED PATENTS.

      9.2 ABBOTT represents to MATRITECH that: (a) ABBOTT is the exclusive licensee of the LICENSED PATENTS and has the right to grant the sublicense hereunder; and (b) the LICENSED PATENTS include all of the patent rights in the lateral flow area (including issued patents and patent applications) owned or controlled by ABBOTT or its AFFILIATES that cover the PRODUCTS being sold by MATRITECH

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and its AFFILIATES as of the EFFECTIVE DATE. In the event that the LICENSED
PATENTS as defined herein do not include all of the patents rights in the lateral flow area (including issued patents and patent applications) owned or controlled by ABBOTT or its AFFILIATES as of the EFFECTIVE DATE, this sublicense and the release in Section 2.2 hereof shall be automatically extended to include all such patent rights.

      9.3 Each party represents and warrants that it has full authority to enter into and become bound by the terms and conditions of this Agreement and that its execution of this Agreement will not violate, contravene or be in conflict with any law, rule, by-law, article of incorporation, order, regulation or other agreement.

      9.4 MATRITECH represents and warrants that its cumulative historical sales of PRODUCTS are less than or equal to two and three quarters million dollars ($2,750,000.00) prior to the EFFECTIVE DATE.

      10.0 DISCLAIMER AND HOLD HARMLESS PROVISION.

      10.1 It is understood and agreed by and between the parties hereto that nothing contained in this Agreement shall constitute or be construed to constitute any undertaking, representation, suggestion, inducement, warranty, assurance or guarantee whatsoever by either party regarding the safety, quality, yield, production, cost, profit, saleability, licenseability, demand, utility, performance, availability of raw materials, or potential of accident or injury to person or property of PRODUCTS or any assay, product, material, service, process or apparatus related to PRODUCTS.

      10.2 MATRITECH expressly indemnifies and holds ABBOTT, its AFFILIATES, successors, and assigns and its officers, directors and employees harmless from and against any and all third party claims, liabilities, damages, costs, expenses (including reasonable attorneys' fees), and/or third party actions of any kind whatsoever which arise from or are connected with the manufacture, use, lease, sale, or other disposition of PRODUCTS by MATRITECH or its AFFILIATES under the LICENSED PATENTS

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provided that MATRITECH receives prompt written notice of any such claims and has the right to control the defense thereof.

      10.3 Neither of the parties hereto shall be liable in damages or have the right to cancel for any delay or default in performing hereunder (other than delay or default in the payment of money) if such delay or default is caused by conditions beyond its control, including but not limited to Acts of God, governmental restrictions, terrorist actions, continuing domestic or international problems such as war or insurrections, strikes, earthquakes, fires, flood, work stoppages, embargoes and/or other casualty or cause; provided, however, that any party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the other party is unable to fulfill its obligations under this Agreement due to any of the above-mentioned causes and such inability continues for a period of six (6) months.

      11.0 CAPTIONS.

      11.1 The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

      12.0 SEVERABILITY.

      12.1 Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

      13.0 WAIVER.

      13.1 No failure or delay on the part of a party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any

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other right. No waiver of any such right shall be deemed a waiver of any other right hereunder.

      14.0 SURVIVAL.

      14.1 The provisions of Section 2.2 (Releases) and Articles 4.0 (Payments & Reporting), 8.0 (Governing Law), 9.0 (Representations Warranties and Limitations) and 10.0 (Disclaimer and Hold Harmless Provision) shall survive the termination or expiration of this Agreement and shall remain in full force and effect, provided however that Articles 4.0, 9.0 and Section 10.2 shall only survive for two (2) years after such termination or expiration of this Agreement, and further provided that the royalty and reporting obligations under
Article 4.0 will survive only with respect to PRODUCTS sold or OTHERWISE DISPOSED OF prior to the date of termination or expiration of the Agreement. Specifically, termination or expiration shall not affect, inter alia;

            (a) MATRITECH's obligation to pay royalties and supply reports for PRODUCTS sold or OTHERWISE DISPOSED OF up to such termination or expiration as specified in Article 4.0 of this Agreement;

            (b) ABBOTT's right to receive or recover and MATRITECH's obligation to pay royalties accrued or accruable for payment at the time of any termination;

            (c) MATRITECH's obligation to maintain records pertaining to the NET SALES of PRODUCTS sold or OTHERWISE DISPOSED OF prior to such termination or expiration and ABBOTT's right to conduct a final examination of records in accordance with Section 4.10 of this Agreement within two (2) years of such termination or expiration; and

            (d) Licenses and releases running in favor of custom manufacturers, distributors, subcontractors, customers or transferees of either party in respect to PRODUCTS made or sold or OTHERWISE DISPOSED OF prior to termination of this Agreement.

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

      14.2 The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

      14.3 Notwithstanding the above, Section 18 (Confidentiality) shall survive and remain in full force and effect for a period of five (5) years from the effective date of termination.

      15.0 UNLICENSED COMPETITION.

      15.1 At the written request of MATRITECH, ABBOTT shall consider the enforcement of any LICENSED PATENT against a third party identified by MATRITECH as a potential infringing third party within TERRITORY A or TERRITORY B. ABBOTT shall take the steps that it deems reasonable in its sole commercial judgement to protect the LICENSED PATENTS. Nothing in this Agreement shall be construed as an obligation upon ABBOTT to enforce any LICENSED PATENT against any third party within TERRITORY A or TERRITORY B.

      16.0 ENTIRE AGREEMENT.

      16.1 This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

      17.0 DISPUTE RESOLUTION.

      17.1 The parties recognize that from time to time a dispute may arise relating to either party's rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution ("ADR") provisions set forth in this Article 17.0, the results of which shall be binding upon the parties.

            To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

      17.2 To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR proceeding, add additional issues to be resolved within the same ADR proceeding.

      17.3 Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

            (a) The CPR shall submit to the parties a list of not less than five
(5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

            (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

            (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the

CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

            (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three
(3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its reasonable and sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in Sections 17.3(a) - 17.3(d) shall be repeated.

      17.4 No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

      17.5 At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

            (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

            (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

            (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue;

            (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

            Except as expressly set forth in Sections 17.5(a) - 17.5(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

      17.6 The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

            (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

            (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

            (c) The party initiating the ADR proceeding shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR proceeding. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

            (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

            (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR proceeding also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

      17.7 Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. The proposed remedies must be in accordance with diagnostic industry standards. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

      17.8 The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling may adopt in its entirety the proposed rulings and remedies of one of the parties or may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

      17.9 The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as determined by the neutral which shall assign responsibility for fees and expenses based on its assessment of the relationship of the parties' respective positions to the outcome of the ADR proceeding. The neutral may also assign to a party responsibility for some or all of the reasonable legal fees and expenses of other party based on its assessment of the relationship of the parties' respective positions to the outcome of the ADR proceeding.

      17.10 The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

      17.11 Except as provided in Article 18.0 or as required by law, the existence of the dispute, any settlement negotiations, the ADR proceeding, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

      17.12 The ADR proceedings shall be conducted in the English language.

      17.13 Notwithstanding any of the above, this Section shall not apply to, and no ADR proceeding shall deal with, disputes relating to the issues of the validity and/or enforceability of any of the LICENSED PATENTS.

      18.0 CONFIDENTIALITY.

      18.1 This Agreement, its terms, and any information provided by a party hereto pursuant to this Agreement, shall be kept in strictest confidence by the parties hereto except that the parties hereto may disclose the terms of the Agreement as required by law, to their custom manufacturers, subcontractors, distributors and agents to the extent required to conduct the business relating to the PRODUCTS, or to prospective purchasers of the business relating to PRODUCTS; provided that any such persons to whom disclosure is permitted have agreed to keep such terms confidential. Except as provided above, no party hereto shall provide this Agreement or any of its terms to any person or entity not a party hereto. Notwithstanding any of the above, the parties hereto may disclose publicly that ABBOTT has granted and MATRITECH has accepted a non-exclusive right and sublicense under the LICENSED PATENTS.

      18.2 Notwithstanding Section 18.1, if either of the parties hereto is required (by deposition, questions, interrogatories, requests for information or documents as required by or in any legal proceedings, subpoenas, civil investigative demands, or any other similar compulsory processes) to disclose any of the terms of this Agreement, each party so required shall provide the other party with prompt written notice of any such request or requirement so that such other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of Section 18.1 of this Agreement.

      18.3 Notwithstanding the foregoing, neither of the parties shall be prohibited from disclosing the terms of this Agreement in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, if upon the advice of legal counsel, such disclosure is required by the rules and regulations of the Securities and Exchange Commission, including but not limited to Regulations S-K and S-X.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the EFFECTIVE DATE.

MATRITECH

By: /s/ Stephen D. Chubb
------------------------
Printed Name: Stephen D. Chubb

Title: CEO

Date: Aug 18, 2004

ABBOTT LABORATORIES

By: /s/ Joseph M. Nemmers, Jr.
------------------------------
    Joseph M. Nemmers, Jr.
    Senior Vice President, Diagnostic Operations
    President, Abbott Diagnostics Division

Date: 8-17-04

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